CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the use in this Form 10-K/A of Epitope, Inc., of our report dated November 6, 1996, relating to the financial statements of Andrew and Williamson Sales, Co., referenced in such Form 10-K/A.

We also consent to the incorporation by reference in the Prospectus constituting part of the Registration Statements on Form S-3 (Numbers 33-68510, 33-67618, 33-57246, 33-52920, 33-42841, 33-39166, 33-631067, and 33-32673), Form S-8
(Numbers  33-63220,   33-63218,  33-41712,  33-13416,  33-21545,  33-82788,  and
33-60789), and Form S-4 (Number 33-15705) of Epitope, Inc., of our report.



Boros & Farrington, APC
March 10, 1997